EXHIBIT 10.7

BETWEEN:

ROBERT ALLAN

(The Employee)

AND

ROYAL WOLF TRADING AUSTRALIA PTY LTD

(Company)

EMPLOYMENT AGREEMENT

THIS AGREEMENT made on the     13th               day of                                                                                                              May                                        , 2011

BETWEEN:	ROBERT ALLAN of Unit 15/55-59 The Crescent Fairlight in the State of NSW 2094 (Employee);

AND:	Royal Wolf Trading Australia Pty Limited of Level 2, 2-28 Edgeworth David Avenue, Hornsby, in the State of New South Wales 2077, ABN 38 069 244 417 (Company).

RECITALS:

A	The Employee commenced employment with the Company on the 6/15/2004.

B	It is intended that this Agreement will supersede all other agreements in relation to the employment whether written or oral.

NOW IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement unless the context otherwise indicates:

"Agreement" means this contract of employment between the Employee and the Company;

"Board" means the Board of Directors of the Company;

“Effective Date” means the date that this contract is to take effect being 13 May 2011;

“Commencement Date” is 15/06/2004;

“Constitution” means the constitution of the Company as it may be from time to time;

“Confidential Information” means any information in respect of the business and affairs of the Company or a Related Body Corporate which is not in the public domain (whether known by the Employee before or after the date of this Agreement).  For the avoidance of doubt this information includes, but is not limited to:

(a)	the ideas, techniques, systems, processes, trade secrets, designs, inventions, methodologies and procedures developed by the Company;

(b)
information of the Company relating to its business processes, including financial information, accounts, financial records, customer records, business plans, customer lists and all associated information;

(c)	all reports, proposals, memoranda, drawings, diagrams, statements, accounts and other documents created during the course of the Employee’s employment;

(d)
all copies of any information referred to in paragraphs (a), (b) or (c) (including anything composed and stored digitally whether or not it has ever been committed to paper) by either party in the course of the Employee’s employment embodying or based upon that information.

“GST” means a tax, levy, duty, charge or deduction, together with any related additional tax interest, penalty, fine or charge, imposed by or under a GST Law;

“GST Law” has the same meaning as in the A New Tax System (Goods and Services Tax) Act 1999;

"Intellectual Property" includes but is not limited to trademarks, patents, moral rights, copyrights, processes know-how, registered designs or other like rights or any right to apply for registration of any of the former;

“Related Body Corporate” has the meaning given in the Corporations Act 2001;

“Statutory Contribution” means the minimum amount required to be paid by the Company to a Superannuation Fund to avoid any tax penalty being imposed on the Company pursuant to the Superannuation Guarantee (Administration) Act 1992 ;

"Superannuation Fund" means a superannuation fund being a fund which is a regulated fund within the meaning of the Superannuation Industry (Supervision) Act 1993, and being such a fund as may be agreed between the Company and the Employee from time to time;

"Termination Date" means the date of termination of the employment of the Employee with the Company whether under Clause 22 or otherwise; and

“Total Employment Cost” or “TEC” means the amount described in Clause 61 as it may be varied from time to time.

1.2	Interpretation

In this Agreement:

(a)	All headings are inserted for convenience of reference only and will be ignored in the interpretation of this Agreement;

(b)	Unless the context otherwise indicates:

(i)	References to a clause will be construed as references to a clause of this Agreement;

(ii)
References to (or to any specified provision of) this Agreement will be construed as references to (or to that provision of) this Agreement as amended or substituted with the agreement of the relevant parties and in force at any relevant time;

(iii)	References to any statute, ordinance or other law will include all regulations or other instruments thereunder and all consolidations, amendments, re-enactments or replacements; and

(iv)
Words importing the singular will include the plural and vice versa, words importing a gender will include other genders and vice versa.  References to an individual, will include a firm, body corporate, association (whether incorporated or not).

2. POSITION

You will be employed as a Chief Executive Officer with the Company. You will carry out your duties at the Company’s premises located at the Hornsby office or such other premises as may be occupied by the Company from time to time. Details of your job description and duties in this position are annexed to this Agreement as Annexure “A”. The Employee will serve the Company upon the terms and subject to the conditions referred to in this Agreement.

3. TERM

This Agreement will have effect from the Effective Date and will continue until terminated in accordance with Clause 22 or otherwise.

4. DUTIES AND RESPONSIBILITIES

4.1	During the continuance of this Agreement the Employee will:

(a)
assume and exercise the powers and carry out the duties appropriate to the appointment of the Employee, or such other powers and duties as may from time to time be assigned to the Employee by the Chief Executive Officer (‘CEO’) or Chief Financial Officer (‘CFO’);

(b)	in carrying out the duties, the Employee will:

(i)	faithfully and diligently perform the duties and exercise the powers, consistent with their position and as reasonably directed from time to time by the CEO or CFO; and

(ii)	use their best endeavours to enhance the reputation of the Company and any Related Body Corporate of the Company and will comply with all lawful orders and instructions given by the CEO or CFO ;

(iii)	adhere to the management practices and procedures adopted by the Company from time to time; and

(iv)	generally keep the CEO or CFO informed of all material developments in or relevant to the affairs of the Company within the scope of the Employees duties under this Agreement; and

(c)	not without the prior written consent of the CEO or CFO (consent which may be withheld in their absolute discretion) be entitled to accept:

(i)	appointment as a director or secretary of any other company; or

(ii)	any position for monetary, non-monetary or other reward which conflicts with the Employees performance of his/her duties under this Agreement.

4.2
The Employee undertakes not to accept payment or other benefit in money or kind from a person as an inducement or reward for any act or forbearance in connection with any matter or business transacted by or on behalf of the Company or any Related Body Corporate.

4.3	The Employee will be responsible and ultimately report to the CEO and CFO.

4.4	The Employee agrees to devote all of their time, attention and skills during business hours of the Company to:

(a)	the business of the Company; and

(b)	the performance of his/her duties under this Agreement,

unless prevented by ill-health or accident and except during annual holidays, approved leave or public holidays under any statute.

4.5	The Employee must provide his/her/ her own motor vehicle for work purposes and is not entitled to claim any further amounts in relation to that vehicle.

5. HOURS OF WORK

5.1	Your ordinary hours of work will be a maximum of thirty-eight (38) hours per week Monday to Friday between the hours of 9:00am and 5:00pm, averaged over a period of six (6) months.

5.2
Notwithstanding this, the Employee will be expected to work reasonable additional hours (‘Additional Hours’) outside of these times as is required to meet the needs of the Company. The Employee acknowledges that the Additional Hours have been taken into account in calculating the Employee's remuneration and accordingly, the Employee will not receive additional remuneration for the Additional Hours.

6. REMUNERATION

6.1
For the purpose of this Clause 6, the expression "TEC " means the total cost to the Company of employing the Employee and includes in respect of FBT the grossed up value of such liability and any other costs or liabilities with respect to the Employee imposed on the Company from time to time, but exclusive of general taxes such as payroll tax or other equivalent levies.

6.2
In consideration for the provision of the services by the Employee, the Company will pay the Employee a TEC (See Annexure B) as agreed to from time to time between the Company and the Employee.  The TEC will be inclusive of:

(a)	base salary (paid monthly after the deduction of taxation);

(b)
contributions to a Superannuation Fund of an amount being not less than the Statutory Contribution and not greater than the amount which is tax deductible to the Company pursuant to the Income Tax Assessment Act 1936 (Cth); and

(c)	any remuneration received or receivable by them in respect of any office or employment in the Company or any Related Body Corporate.

6.3	The apportionment of the TEC will be determined by agreement between the parties from time to time. The costs of administering the TEC will be met by the Company.

6.4
The Employee may elect to allocate a proportion of [his/her] TEC to be broader than just base salary and superannuation contributions.  If the Employee makes such election, a true up of the costs of the allocation/s will be provided by the Company to the Employee in May of each year and the pre tax balance must either be remitted by the Employee to the Company or from the Company to the Employee (as the case may be) as at June of that year.

6.5	The superannuation contributions made by the Company pursuant to Clause 6.2(b) will be paid monthly or at such other time in accordance with the relevant legislation.

6.6	The Employee agrees to the deduction from his/her TEC or other sums due to him/her of:

(a)	statutory deductions, including tax;

(b)	any deductions which the Employees has authorised the Company to make;

(c)	contributions payable by the Employee under any superannuation scheme or fund nominated by the Employee of which he is a member;

(d)	the pre-tax equivalent of FBT or any other tax properly payable by the Employee in respect of the contributions and benefits referred to in paragraphs (b) and (c) above; and

(e)	other amounts owed by the Employee on any account to the Company or any Related Body Corporate.

6.7	Payment of the base salary will be made on the 15th of each month to a bank account nominated by the Employee.

6.8
The Company may undertake an annual review of the TEC on July 1 each year or on such other date as may be agreed between the Company and the Employee from time to time.  This review will be conducted by the CEO or CFO and if appropriate approved by the Board having regard to criteria determined by the Board from time to time. Any decision to increase the Employee’s TEC will be at the sole discretion of the Company.

7. BONUS, INCENTIVE AND SHARE PLANS

(a)	The Employee may, during the term of this Agreement, become eligible to participate in bonus plans, share plans or other incentive plans approved by the Board from time to time.

(b)
Any payment or other benefit to the Employee as a result of participation in any bonus, share or incentive plan will be governed entirely by the rules of such plans as they may exist from time to time and remains at the sole discretion of the Company.

(c)
For the avoidance of doubt, such payments or other benefits will not be included as part of the Employee’s TEC or any calculation of amounts that may be payable under this Agreement pursuant to Clauses 22.2 and 22.4.

8. EXPENSES

The Company agrees, on the production of receipts in a form reasonably acceptable to the Company or on compliance by the Employee with any expense claiming procedures issued by the Board from time to time, to reimburse the Employee all out of pocket expenses reasonably incurred by the Employee in the proper performance of his/her duties under this Agreement including but not limited to approved travel, entertainment and related expenses.

9. PERSONAL/CARER’S LEAVE

9.1	If the Employee:

(a)	is at any time prevented by illness, injury or the fulfilment of carer’s duties from properly performing their duties under this Agreement; and

(b)	furnishes evidence to the Company, if so required by the Company, of their incapacity,

the Employee will be entitled to receive his/her full salary under this Agreement for the period of incapacity not exceeding  ten (10) days per year of service with the Company.  Such Personal/Carer’s Leave accrues progressively throughout each year of service and will be credited to the Employee at the completion of each four (4) week period.

9.2
The Employee’s entitlement to Personal/Carer’s Leave accumulates from year to year. Any Personal/Carer’s Leave not taken by the Termination Date will be forfeited and will not be paid out upon termination of employment.

9.3
Where the Employee is prevented by illness, injury or the fulfilment of carer’s duties from attending the workplace, the Employee will take all reasonable steps to notify the CEO or CFO of their incapacity to attend as early as possible and in any event, no later than 8:00am on the first day of absence, the nature of the incapacity and the estimated duration of the absence, and will furnish the Company with a medical certificate or other evidence satisfactory to the Company of such incapacity.

9.4
If the Employee is prevented by illness, injury or the fulfilment of carer’s duties from attending the workplace for a period exceeding twenty (20) working days in any calendar year, the CEO or CFO may require the Employee to attend and properly participate in a medical examination with a doctor of the Company’s choice.

10. ANNUAL LEAVE ENTITLEMENT

10.1	The Employee is entitled to four (4) weeks’ annual leave in for each completed year of service with the Employer.

10.2	The Employee will notify the CEO or CFO in advance of their intention to take annual leave.

10.3	Leave is normally to be taken in the year in which it falls due. The accrual of more than six (6) weeks’ annual leave may result in the CEO or CFO directing the Employee to take annual leave.

11.	COMPASSIONATE LEAVE

11.1	The Employee shall also be entitled to use up to two (2) days of compassionate leave without loss of pay on each occasion when a member of the Employee’s immediate family or household:

(a)	contracts or develops a personal illness that poses a serious threat to his or her life;

(b)	sustains a personal injury that poses a serious threat to his or her life; or

(c)	dies.

11.2	The Employee may be required to provide satisfactory proof of the bereavement or serious illness or injury if requested to do so by the Company.

12.	PARENTAL LEAVE

The Employee will be entitled to take parental leave in accordance with the provisions of the Fair Work Act 2009 (Cth).

13.	PUBLIC HOLIDAYS

Public Holidays are in addition to the above annual leave entitlement and shall be taken when proclaimed as holidays by the NSW Government Gazette.

14. JURY SERVICE

14.1
In the event that the Employee is required to attend for Jury Service, the Employee shall provide the Company with as much notice as possible of the date upon which the Employee will be required to attend.

14.2
Upon provision of suitable evidence as to the requirement to attend (eg. the Court Summons) and evidence as to completion of Jury Service, the Company will pay the Employee an amount equal to the difference between the payment you receive in respect of attending for Jury Service (excluding meal and travel allowances paid by the Court) and the Employee’s base salary for a period up to and including ten (10) days of Jury Service.

15.	LONG SERVICE LEAVE ENTITLEMENT

15.1	The Employee is entitled to long service leave in accordance with the provisions of the relevant State/Territory legislation, as amended from time to time.

16. POLICIES AND PROCEDURES

The Employee will comply with the Company's staff policies and procedures, as amended from time to time.  These polices and procedures do not form part of the terms of this Agreement however, failure to comply with these policies and procedures shall constitute a fundamental breach of this Agreement
17.	CONFIDENTIAL INFORMATION

17.1
The Employee will, during the course of employment, receive and gain access to Confidential Information.  The Employee acknowledges that the Confidential Information is proprietary to and valuable to the Company and that any unauthorised disclosure of it will cause damage to the Company.

17.2	The Employee must:

(a)	maintain in strict confidence all of the Confidential Information;

(b)	not use or permit to be used the Confidential Information or any part of it for any purpose other than for the purpose of the Employee’s employment;

(c)
not remove any Confidential Information from the Company's premises except as is strictly necessary in the ordinary and proper course of the Employee's employment with the Company or after first obtaining the written consent of the Company;

(d)	secure the Confidential Information and keep it secure;

(e)	not divulge, communicate, reproduce, disclose or distribute any part of or any opinion concerning the Confidential Information to any other person unless:

(i)	required by law to do so;

(ii)	the Employee has obtained the prior written consent of the Company;

(f)	notify the Company immediately on becoming aware of any actual or possible unauthorised disclosure of or access to Confidential Information.

17.3 The Employee must, immediately on termination of employment or earlier if requested by the Company:

(a)	deliver to the Company all Confidential Information and documents of any type in which any Confidential Information is embodied which may be in the Employee’s possession or control; and

(b)
if requested by the Company, delete all Confidential Information stored electronically (including Confidential Information contained in email, computer files, back up files, on CD Rom, disk or similar), together with all copies in such a way that the Confidential Information is incapable of being restored and the Employee must certify to the Company that all such Confidential Information has been so deleted.

(c)	The Employee's obligations under this clause 17 survive the termination of the Employee's employment with the Company.

17.4
The Employee acknowledge that the remedy of damages for a breach of this clause 17 may be inadequate and that temporary and permanent relief by way of injunction may be granted in any proceedings which the Company or any persons on its behalf may bring to enforce any of the provisions of this Clause within the necessity of proof of actual damage suffered by the Company as the case may be.

17.5	The Employee acknowledges that having regard to the Employee’s employment, the undertakings in this Clause 17 are reasonable and necessary for the protection of the goodwill of the Company.

18.	PROTECTION OF COMPANY'S INTEREST

18.1The Employee acknowledges that:

(a)	the restrictive covenants contained in this clause are reasonable and necessary for the protection of the goodwill of the Company; and

(b)         the remedy of damages may be inadequate to protect the interests of the Company from breach of the Employee's obligations under this clause and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any court.

18.2In this Agreement:

(a) "Restrained Business" means any business or activity which is in competition with or substantially similar to the business of the Company;

(b) "Restrained Area" means within

(i)	Australia, and if a court of competent jurisdiction determines that this Restraint Area is unreasonable,

(ii)	within NSW and if a court of competent jurisdiction determines that this Restraint Area is unreasonable;

(iii)	Sydney metropolitan area/s.

(c) “Restraint Period” means the following:

(i)	Twelve (12) Months, and if a court of competent jurisdiction determines that this Restraint Period is unreasonable;

(ii)	Six (6) Months, and if a court of competent jurisdiction determines that this Restraint Period is unreasonable;

(iii)	Three (3) Months

(d)	Subject to paragraph (f), the Employee must not whilst employed pursuant to the terms of this Agreement:

(i)
solely or jointly with any other person, whether as principal, agent, director, Employee officer, Employee, shareholder, partner, joint venturer, member adviser, consultant, employee or otherwise howsoever, directly or indirectly carry on, be engaged, concerned or interested in a Restrained Business or otherwise associated with any trade or business in competition with the Company; or

(ii)
induce or attempt to induce any director, manager or Employee or other employee of the Company to terminate that person's employment with the Company, whether or not that person would commit a breach of that person's contract of employment; or

(iii)
approach, induce, solicit or persuade any person or entity who or which is a client or customer of the Company or prospective client or customer to cease doing business with the Company or reduce the amount of business which the person or entity would normally do with the Company; or

(iv)
induce or seek to interfere with the relationship between the Company, or any Related Body Corporate of the Company and the clients, customers, prospective clients and customers, suppliers and employees of the Company or any Body Corporate of the Company; or

(v)
be engaged or interested in any public or private work or duties which in the reasonable opinion of the Company may hinder or otherwise interfere with the performance of the Employee’s duties under this Agreement.

(e)	Subject to paragraph (f), the Employee must not for the relevant Restraint Period following the end of his/her employment by the Company (Termination Date) and within the relevant Restrained Area:

(i)
solely or jointly with any other person, whether as principal, agent, director, Employee officer, Employee, shareholder, partner, joint venturer, member adviser, consultant, employee or otherwise howsoever, directly or indirectly carry on, be engaged, concerned or interested in a Restrained Business or otherwise associated with any trade or business in competition with the Company in the relevant Restrained Area; or

(ii)
induce or attempt to induce any director, manager or other employee of the Company to terminate that person’s employment with the Company, whether or not that person would commit a breach of that person’s contract of employment; or

(iii)
approach, induce, solicit or persuade any person or entity who or which is a client or customer or prospective client or customer of the Company during the twelve (12) months prior to the Termination Date to cease doing business with the Company or reduce the amount of business which the person or entity would normally do with the Company.

(f)	paragraphs (d) and (e) do not prohibit the Employee from holding shares, units or other securities:

(i)	quoted on a recognised stock exchange; or

(ii)	in a managed fund or other entity in which the Employee has no management role (either in such entity or in any investment of such entity),

so long as the Employee does not hold more than 5% of the issued shares, units or securities in such entity.

18.3 In consideration for the Employee complying with the restraints provided in clause 18.2(e) of this Agreement, the Employee will be granted [insert amount] in ordinary shares in the Company.

18.4 If any part of the undertakings in clause 18.2(e) is unenforceable, it may be severed without affecting the enforceability of the rest of that undertaking or undertakings.

18.5 The Employee must not after the Termination Date represent himself/herself as being in any way connected with or interested in the business carried on by the Company.

18.6 The Employee and the Company consider the restraints contained in this clause to be reasonable and intend the restraints to operate to the maximum extent particularly given the notice of termination prescribed in clause 22.3.

18.7
Each restraint in this Clause (resulting from any combination of the wording in clauses 18.2(a), 18.2(b) and 18.2(c)) constitutes a separate and independent provision severable from the other restraints. If a Court of competent jurisdiction finally decides any such restraint to be unenforceable, in whole or in part, the unenforceability of the remainder of that restraint and any other restraint will not be affected.

18.8 The Employee agrees that the remedy of damages may be inadequate to protect the interests of the Company from a breach of the Employee's obligations under this clause 18 and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any court of competent jurisdiction.

19.	INTELLECTUAL PROPERTY

19.1
The Employee acknowledges that to the extent allowed by law, all intellectual property rights including without limitation to copyright registered patent, patent application, patentable idea, circuit layout, design, trade mark and Confidential Information throughout the world created, developed or acquired by the Employee in the course of the Employee's employment pursuant to this Agreement belongs to the Company.  In the event that any formal assignment of such copyright or work is required to perfect the ownership of the Company, and is not precluded by law, the Employee will execute any documents required by the Company in this regard.

19.2
The Employee will not without the prior written consent of the Company use or deliver any intellectual property to any person or entity other than the Company or its Employees or agents or otherwise as the Company directs, develops or acquired by the Company in the course of the Employee's employment for the purposes of the Company.

19.3
The Employee will during and after the cessation of employment do all such acts and sign all such documents as the Company may reasonably require to be done or signed at its expense to secure to the Company registration and recognition rights and copyright in all works created, developed or acquired by the Employee during the course of the Employee's employment for the purposes of the Company.

19.4
The Employee hereby irrevocably appoints the Company to be his/her attorney in his/her name and on his/her behalf to sign or execute any instrument or do any thing and generally to use his/her name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause relating to intellectual property.

19.5	The Employee acknowledges that [he/she] is aware that the copying of software programs is prohibited under international and Australian copyright laws.

19.6
All rights and obligations under this clause in respect of intellectual property made or discovered by the Employee during the Employment shall continue in full force and effect after the termination of the Employment and will be binding upon the Employee's personal representatives.

19.7	The Employee acknowledges that having regard to the Employee’s employment, the undertakings in this Clause are reasonable and necessary for the protection of the goodwill of the Company.

20. COMPANY’S PROPERTY

20.1
The Employee will not part with possession or put at risk any property belonging to the Company and must not, except in the course of the Company’s business, deliver such property to any person, without the Company’s written consent.

20.2
On termination of the Employee’s employment or at any time prior to termination upon the request of the Company, the Employee must immediately deliver to the Company all property of the Company or relating to the affairs of the Company, the business of the Company (or any of its related bodies corporate), suppliers to the Company or to the Employee’s employment including without limitation:

(a)	all books, documents, papers, materials, credit cards, keys, computer software and other property in the Employee’s possession or control; or

(b)	copies, summaries and excerpts of the above.

20.3
The Employee hereby waives, to the extent permitted by law, all of [his/her] rights in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to any intellectual property that is the property of the Company.

21.	CONTINUING OBLIGATIONS

Any provision of this Agreement remaining to be performed or observed by the Employee or having affect after the termination of this Agreement for whatever reason remains in full force and effect and is binding on the Employee.

22.	TERMINATION

22.1	Termination by the Company where breach by Employee

At any time this Agreement and the employment of the Employee under this Agreement may be terminated by the Company without notice or payment in lieu thereof or payment of any other sum to the Employee if [he/she]:

(a)	engages in any act or omission constituting gross misconduct;

(b)	disobeys a reasonable and lawful direction of the CEO or CFO;

(c)	the Employee is guilty of any serious breach of the terms of this Agreement;

(d)	the Employee is guilty of any grave misconduct or dishonesty or any act of fraud;

(e)	is unable to perform his/her duties under this Agreement for any reason including because of alcohol or drug addition or other substance abuse;

(f)	is absent on unauthorised unpaid leave for a cumulative period in excess of three (3) months in any twelve (12) months;

(g)	materially breaches the confidentiality obligations under this Agreement;

(h)	is convicted of a criminal offence (other than a minor or petty offence for which a non-custodial penalty is imposed);

(i)
commits any act or omission which in the reasonable opinion of the CEO or CFO brings [him/her] or the Company or any Related Body Corporate into disrepute or which is contrary to the Company's interests.

22.2	Payment on Termination

If the Employee's employment is terminated under Clause 22.1, the Company will not be obliged to pay the Employee any moneys other than the following:

(i)	any accrued TEC to which the Employee is entitled on the Termination Date;

(ii)	any amount to which the Employee is entitled as at the Termination Date in lieu of accrued annual leave or long service leave in accordance with Clauses 10 and 15.

22.3	Termination in Circumstances Other than where Breach by Employee

(a)	This Agreement may be terminated by either party, by giving six months notice in writing to the other party

(b)
If the Agreement is terminated under this clause, the Company will pay to the Employee on the date on which the notice period referred to in Clause 22.3(a) expires, the payments specified in Clause 22.2.

(c)
If the Employee or the Company gives to the other notice under Clause 22.3(a), the Company will not be obliged to provide the Employee with any work during the notice period and may require that the Employee does not during all or part of any notice period:

(i)	enter or attend the premises of the Company or any Related Body Corporate;

(ii)	contact or have any communication with any customer or client of the Company or any Related Body Corporate;

(iii)
contact or have any communication with any employee, officer, director or agent or consultant of the Company or any Related Body Corporate in relation to the business of the Company or any Related Body Corporate;  or

(iv)	remain or become involved in any aspect of the business of the Company or any Related Body Corporate.

22.4	Payment in Lieu of Notice

The Company may at its discretion pay to the Employee at the Termination Date the equivalent amount of the TEC payable by the Company during the notice period in lieu of any notice period relating to the termination of the Employee's employment under Clause 22.3.

22.5 Severability

22.6	The parties consider the covenants, obligations and restrictions contained in this Agreement (Covenants) to be reasonable in all the circumstances of the Employment.

22.7
Subject always to clause 18.6 and the operation of the Restraint of Trade Act 1976 (NSW), each and every part of the Covenants will be taken to be a severable and independent covenant with the intent that, if they are, taken together, adjudged to go beyond what is reasonable in all the circumstances but would be adjudged reasonable with any one or more Covenants or any one or more parts of the Covenants deleted, the Covenants will be taken to apply as if those Covenants or parts of Covenants so adjudged unreasonable were deleted.

23.	NOTICES

Without prejudice to any other mode of service permitted by law, any notice required to be given by the Company under this Agreement will be effectively given if made in writing and signed on behalf of the Company by a person or persons authorised by the Board of Directors or any person delegated by it.  Notice required to be given to the Company will effectively be given if made in writing and signed by the Employee and delivered or posted to the address of the Company.

24.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the parties in respect of the matters dealt with in this Agreement.  This Agreement supersedes all negotiations and prior agreements, whether written or oral, relating to the employment of the Employee with the Company.

25.	GOVERNING LAW

This Agreement will be governed by and be construed and take effect in accordance with the laws of New South Wales and the parties irrevocably submit to the non exclusive jurisdiction of the Courts of New South Wales.

26.	NO VARIATION OTHER THAN IN WRITING

This Agreement will not be changed or modified in any way subsequent to its execution except in writing signed by the Company and the Employee.

27.	ASSIGNMENT

The rights under this Agreement are personal. A party may not assign his/her rights under this Agreement without the written consent of the other party.

28.	NO REPRESENTATIONS AND WARRANTIES

The Employee acknowledges that in entering into this Agreement he has not relied on any representations or warranties about the subject matter of this Agreement except as provided in this Agreement.

29.	INDEPENDENT LEGAL ADVICE

The Employee acknowledges that he has read the terms of this Agreement and understands it.  The Employee further acknowledges that he has had a reasonable opportunity to obtain independent legal advice regarding the effect and impact of this Agreement, and in particular clauses 17, 18, 19, 20 and 22.

Executed as an agreement.

SIGNED by the said ROBERT ALLAN :	) )	In the presence of:
/s/ Robert Allan Signature		/s/ Leslie Eldershaw Witness Signature

SIGNED for and on behalf of Royal Wolf Trading Australia Pty Ltd by its duly authorised representative:	) ) ) )
/s/ Ronald F. Valenta CEO		/s/ Sabrina Salas Witness Signature

ANNEXURE “A”

DUTY STATEMENT

Name:	Robert Allan
Position:	Chief Executive Officer
Commencement Date:	15/06/2004
Remuneration:	$350,000
Reports to:
Job Description:	Attached

ANNEXURE “B”

TOTAL EMPLOYMENT COST

Name:                                                                   Robert Allan

Role:                                                                   Chief Executive Officer

Reporting to:

Date of Commencement of Employment                                                                                        15/06/2004

Detail	Amount

TEC inclusive of Base Salary, Superannuation, Leave loadings and any costs associated with the provision of a Motor Vehicle (see clause 5.1) if applicable

In addition to the TEC your annual target for Performance Bonus Plan FY 2001 is:

NB The continuance of the Bonus Plan will always be contingent upon the approval of the Board of the Company.   Management will put a definitive plan to the Board each financial year seeking approval to implement the Bonus Plan for a budget period.

$350,004 $160,000